Exhibit 10.16

AMENDMENT NUMBER ONE

TO THE

WEST CORPORATION NONQUALIFIED DEFERRED COMPENSATION PLAN

(as amended and restated effective December 29, 2011)

WHEREAS, West Corporation, a Delaware corporation (the “Company”), has heretofore adopted and maintains a nonqualified deferred compensation plan known as the “West Corporation Nonqualified Deferred Compensation Plan,” as amended and restated effective December 29, 2011 (the “Plan”);

WHEREAS, the Company has reserved the power to amend the Plan in certain respects; and

WHEREAS, the Board of Directors of the Company has authorized the amendment of the Plan to specify the methods for participants in the Plan to provide for the payment of the applicable tax withholding amounts due in connections with distributions.

NOW THEREFORE, pursuant to the power of amendment contained in Article VIII of the Plan, the Plan is hereby amended as follows:

1. Effective January 1, 2012, Section 6.5 of the Plan is hereby amended and restated in its entirety as follows:

“6.5 Taxes. All distributions hereunder shall be subject to applicable withholding of federal, state and local income, employment and other taxes as determined by the Plan Administrator, and the Employer shall have the right to require, prior to making any such distribution, payment by the Participant of the amounts required to be withheld or paid in connection with such distribution. The Participant may satisfy any such withholding obligation by one of (or a combination) of the following means: (a) making a cash payment to the Employer, (b) authorizing the Company to withhold cash from any cash distribution to the Participant under the Plan and/or (c) to the extent the withholding obligation arises from the distribution of the Common Stock (the extent of the tax withholding obligation to be allocated to the distribution of Common Stock to be pro-rated between cash and Common Stock based on the relative fair market values distributed), to withhold Common Stock which would otherwise be delivered to Participant having an aggregate fair market value (as determined by the Plan Administrator by whatever means or method as the Plan Administrator, in the good faith exercise of its discretion, shall at such time deem appropriate), determined as of the date the obligation to withhold or pay taxes arises in connection with the Common Stock distribution, equal to the amount necessary to satisfy any such obligation (but, in the case of Common Stock, not in excess of the applicable minimum statutory withholding rate). If benefits credited to a Participant under the Plan are subject to withholding taxes prior to the date on which such benefits are distributed, the Employer shall either withhold such taxes from other compensation payable to the Participant or reduce the Participant’s Plan benefit by the amount of such withholding taxes.”

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized agent on this 10th day of January, 2012.

WEST CORPORATION

By	/s/ Nancee R. Berger
Name:	Nancee R. Berger
Title:	President and Chief Operating Officer

3